Exhibit 5.1

575 Madison Avenue New York, NY 10022-2585 212.940.8800 tel 212.940.8776 fax www.kattenlaw.com

June 4, 2020

Monster Beverage Corporation

1 Monster Way

Corona, California 92879

Re:	Post-Effective Amendment No. 2 to Registration Statement on Form S-8 (No. 333-174614)

Ladies and Gentlemen:

We have acted as counsel to Monster Beverage Corporation., a Delaware corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission (the “Commission”) of the Post-Effective Amendment No. 2 to Registration Statement No. 333-174614 (the “Post-Effective Amendment”) for the registration under the Securities Act of 1933, as amended (the “Act”), of the issuance and sale by the Company, (i) pursuant to the Monster Beverage Corporation 2020 Omnibus Incentive Plan (the “2020 Omnibus Incentive Plan”), of up to 12,345,006 shares (the “Unawarded Shares”) of the Company’s common stock, par value $0.005 per share (“Common Stock”), representing the shares of Common Stock that remained available for grant under the Monster Beverage Corporation 2011 Omnibus Incentive Plan (the “2011 Omnibus Incentive Plan”) as of June 3, 2020 and upon such date were instead made available for grant under the 2020 Omnibus Incentive Plan, and (ii) up to 15,794,147 shares (the “Awarded Shares” and, together with the Unawarded Shares, the “Prior Plan Shares”) of Common Stock, which are subject to outstanding options and awards under the 2011 Omnibus Incentive Plan (each, a “Prior Award”). The total number of shares of Common Stock authorized for issuance under the 2020 Omnibus Incentive Plan includes, in addition to the Unawarded Shares, 32,000,000 additional shares of Common Stock (registered on a new registration statement on Form S-8 filed June 4, 2020). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In connection with this opinion, we have relied as to matters of fact, without investigation, upon certificates of public officials and others and upon affidavits, certificates and written statements of officers of the Company. We have also examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of the following:

1.	Registration Statement on Form S-8 No. 333-174614, Post-Effective Amendment No. 1 to such registration statement and the Post-Effective Amendment;

2.	The Company’s certificate of incorporation and bylaws (in each case, including all amendments thereto), as certified by an officer of the Company as being in effect at all times from (and including) the date of the adoption by the Board of Directors of the Company of the 2020 Omnibus Incentive Plan through (and including) the date of this opinion (the “Current Organizational Documents”);

3.	The Company’s certificate of incorporation and bylaws (in each case, including all amendments thereto), as certified by an officer of the Company as being in effect at all times from (and including) the date of the adoption by the Board of Directors of the Company of the 2011 Omnibus Incentive Plan through (and including) the date of stockholder approval of the 2011 Omnibus Incentive Plan and as not having been thereafter amended except as set forth in the Current Organizational Documents;

4.	The 2020 Omnibus Incentive Plan document;

5.	The 2011 Omnibus Incentive Plan document;
6.	Records of proceedings and actions of the Board of Directors of the Company and the stockholders of the Company relating to the 2011 Omnibus Incentive Plan and the 2020 Omnibus Incentive Plan; and

7.	Such other instruments, documents, statements and records of the Company and others as we have deemed relevant and necessary to examine and rely upon for the purpose of this opinion.

In connection with this opinion, we have assumed the legal capacity of all natural persons, the accuracy and completeness of all documents and records that we have reviewed, the genuineness of all signatures, the due authority of the parties signing such documents, the authenticity of the documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or reproduced copies. We have also assumed that, at the time of issuance of the Prior Plan Shares, as applicable, (i) any and all agreements related to the issuance of the Unawarded Shares under the 2020 Omnibus Incentive Plan will conform to the terms and conditions of the 2020 Omnibus Incentive Plan, and will have been duly executed and delivered by the Company and, as applicable, the recipients of the Prior Plan Shares, (ii) any and all agreements related to the issuance of the Awarded Shares under the 2011 Omnibus Incentive Plan conform to the terms and conditions of the 2011 Omnibus Incentive Plan, and have been duly executed and delivered by the Company and, as applicable, the recipients of the Awarded Shares, (iii) the Committee (as defined in the 2020 Omnibus Incentive Plan) will have approved the issuance of any awards under the 2020 Omnibus Incentive Plan with respect to the Unawarded Shares, (iv) the Committee (as defined in the 2011 Omnibus Incentive Plan) has approved the issuance of the Prior Awards, (iv) any cash consideration paid or payable to the Company in connection with any issuance of the Prior Plan Shares will not have been less than the par value per share of Common Stock, (v) each Prior Award was otherwise duly authorized and validly granted in accordance with the 2011 Omnibus Incentive Plan, and (vi) the Company and the award recipients will at all times otherwise have complied with terms and conditions of the 2011 Omnibus Incentive Plan, the 2020 Omnibus Incentive Plan and the applicable award agreements.

Based upon and subject to the foregoing and the other matters set forth herein, it is our opinion that the Prior Plan Shares have been duly authorized by all necessary corporate action of the Company, and when (i) the Unawarded Shares are issued and delivered by the Company and (to the extent applicable) paid for in accordance with the terms of the 2020 Omnibus Incentive Plan and the relevant award agreements, (ii) the Awarded Shares are issued and delivered by the Company and (to the extent applicable) paid for in accordance with the terms of the 2011 Omnibus Incentive Plan and the relevant award agreements, and (iii) certificates representing the Prior Plan Shares in the form of the specimen certificate(s) examined by us have been manually signed by an authorized officer of the transfer agent and registrar for Common Stock or registered and issued electronically by such transfer agent and registrar for Common Stock, the Prior Plan Shares will be validly issued, fully paid and non-assessable.

Our opinion expressed above is limited to the Delaware General Corporation Law, as currently in effect, and we do not express any opinion concerning any other laws. This opinion is given as of the date hereof, and we assume no obligation to advise you of changes that may hereafter be brought to our attention.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Post-Effective Amendment. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Katten Muchin Rosenman LLP
KATTEN MUCHIN ROSENMAN LLP